UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2009

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2009, Interstate Atlanta Airport, LLC ("Interstate Atlanta"), a wholly owned subsidiary of Interstate Hotels & Resorts, Inc. (the "Company") and the owning entity of the Company’s Westin Atlanta Airport hotel (the "Hotel"), placed a non-recourse mortgage of $22.0 million (the "Mortgage") on the Hotel. Pursuant to the Mortgage, Interstate Atlanta is required to make interest-only payments for the first two years of the loan agreement. Beginning November 2011, the loan will amortize over a 25 year period until maturity on October 27, 2014. The loan bears interest at a rate of LIBOR plus 500 bps, subject to a LIBOR floor of 200 bps. Based on the terms of the loan agreement, a penalty of 3 percent is assessed on any prepayments made during the first year and then reduced ratably over the course of the second and third year. There is no penalty for prepayments made during and after the fourth year. The loan agreement also contains a financial covenant which requires that Interstate Atlanta maintains a debt service coverage ratio of not less than 1.50 to 1.00. If Interstate Atlanta fails to meet this financial covenant, a cash sweep condition would be triggered. The net proceeds were used to pay down the term loan and satisfy the first repayment requirement of $20.0 million through March 2010 under the Company’s Credit Facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

November 3, 2009	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: EVP, Secretary, and General Counsel